Exhibit 99.1

ATP Announces Record Net Income, Revenues and Asset Sales

HOUSTON--(BUSINESS WIRE)--March 2, 2009--In 2008, ATP Oil & Gas Corporation (NASDAQ:ATPG) achieved record net income and revenues, replaced 214% of its oil and gas production, and received $472 million in cash proceeds from asset sales. Additionally, last Friday ATP and GE Energy Financial Services jointly announced a new infrastructure partnership. The partnership will include the ATP Innovator, the floating production platform servicing ATP’s deepwater Gomez Hub. This transaction does not include any oil and gas reserves, and ATP continues to operate and hold a 100% working interest in the Gomez field.

Highlights include:

  Record annual net income of $122 million or $3.43 per basic and $3.39 per diluted share with record annual revenues of $618 million
  Total additions to reserves from all sources of 20 MMBoe (123 Bcfe), contributing to a production replacement ratio of 214%
  Asset sales of $472 million, representing 11 MMBoe and resulting in a 2008 gain on sale of $119 million with an additional $59 million of deferred revenue to be recognized in the future

Results of Operations

ATP recorded net income of $122 million or $3.43 per basic and $3.39 per diluted share for 2008, compared to net income of $49 million or $1.58 per basic and $1.55 per diluted share for 2007. ATP recorded net income of $50 million or $1.41 per basic and diluted share for the fourth quarter of 2008, compared to net income of $13 million or $0.39 per basic and $0.38 per diluted share for the fourth quarter of 2007.

Total revenues were $618 million for 2008 and $81 million for the fourth quarter of 2008, compared to $608 million for 2007 and $213 million for the fourth quarter of 2007. Production and realized prices, which account for the oil and gas revenues portion of total revenues for 2008 and 2007, are included in the Selected Operating Statistics table within this release.

Oil and gas production totaled 10 MMBoe (57 Bcfe) for 2008 and 1 MMBoe (5 Bcfe) for the fourth quarter of 2008, compared to 11 MMBoe (64 Bcfe) for 2007 and 3 MMBoe (20 Bcfe) for the fourth quarter of 2007. Production in 2008 from August through December was impacted by 2 MMBoe (10 Bcfe) due to hurricane related damage to third-party downstream pipelines, which caused reserves from the third and fourth quarters to be deferred to future periods. Lease operating expenses were impacted on a per unit basis in the fourth quarter of 2008 due to decreased production volumes and additional hurricane related costs in the Gulf of Mexico. As of March 2, 2009, one Gulf of Mexico shelf property remains shut-in since the hurricane, but is expected to return to production once third-party infrastructure repairs are completed.

ATP's selected operating statistics and financial information below contain additional information on the company’s activities for the year and fourth quarter of 2008 and the comparable periods in 2007.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Selected Operating Statistics (Unaudited)

Production
Natural gas (MMcf)	2,782	10,742	31,862	37,013
Gulf of Mexico	1,026	6,478	16,760	24,926
North Sea	1,756	4,264	15,102	12,087

Oil and condensate (MBbls)	409	1,572	4,266	4,498
Gulf of Mexico	403	1,564	4,232	4,475
North Sea	6	7	34	23

Natural gas equivalents (MMcfe)	5,249	20,172	57,468	64,002
Gulf of Mexico	3,446	15,864	42,153	51,776
North Sea	1,803	4,308	15,315	12,225

Oil equivalents (Boe)	873	3,362	9,578	10,667
Gulf of Mexico	574	2,644	7,026	8,629
North Sea	299	718	2,552	2,038

Average Prices (includes effect of cash flow hedges)
Natural gas (per Mcf)	$6.18	$8.65	$8.02	$8.39
Gulf of Mexico	11.59	8.51	9.68	8.30
North Sea	3.00	8.87	6.18	8.57
Oil and condensate (per Bbl)	68.80	71.74	71.85	64.20
Natural gas, oil and condensate (per Mcfe)	8.63	10.20	9.78	9.36
Natural gas, oil and condensate (per Boe)	51.90	61.18	58.69	56.18

Other Expenses, per Boe
Lease operating expense	$20.72	$8.73	$9.52	$8.60
Gulf of Mexico	21.93	8.63	9.57	8.43
North Sea	18.39	9.11	9.38	9.30
Depreciation, depletion and amortization	27.88	26.10	25.73	23.19
Gulf of Mexico	27.32	23.21	21.67	21.42
North Sea	28.95	36.75	36.92	30.71

Proved Reserves

ATP reported independent third-party proved reserves at year end 2008 of 119 MMBoe (55% oil). ATP’s proved reserves are located 63% in the Gulf of Mexico and 37% in the North Sea. The pre-tax PV-10 was determined using SEC pricing as of December 31, 2008.

Proved Reserves by Region
Prepared by independent reservoir engineers
December 31, 2008

	Gulf of Mexico	North Sea	Consolidated
Proved
(MBoe)
Developed	17,185	1,377	18,562
Undeveloped	57,752	42,623	100,375
Total	74,937	44,000	118,937

Pre-tax PV-10
($'s in thousands)
Developed	$514,664	$38,574	$553,238
Undeveloped	438,765	283,113	721,878
Total	$953,429	$321,687	$1,275,116

ATP achieved a 214% production replacement ratio from all sources in 2008, based on production of 10 MMBoe and net additions of 20 MMBoe. A reconciliation of our production replacement ratio and the change in proved reserves from December 31, 2007 to December 31, 2008 is provided below.

Changes in 2008 Proved Reserves
(MBoe)

Proved Reserves 12/31/07		119,261

Revisions, extensions and discoveries	16,677
Acquisitions	3,807
Additions from all sources		20,484

2008 Production		(9,578)

Proved reserves before reserves sold		130,167

Reserves sold in 2008		(11,230)
Proved Reserves 12/31/08		118,937

Production Replacement Ratio
(MBoe)

Additions from all sources		20,484
2008 Production		9,578
Production Replacement Ratio		214%

Capital Resources and Liquidity

ATP had working capital of approximately $36 million as of December 31, 2008, a decrease of approximately $60 million from December 31, 2007. Working capital, as defined in our Senior Secured Credit Facility, excludes certain noncash items and was $73 million as of December 31, 2008, compared to $197 million as of December 31, 2007. ATP had unrestricted cash of $215 million at December 31, 2008, compared to $199 million at December 31, 2007. For the year ended December 31, 2008, ATP was in compliance with all the terms of its credit agreement. The pre-tax PV-10 of our oil and gas reserves for purposes of our credit agreement was $3.7 billion. Moreover, based on the Company’s projections, ATP believes that it will remain in compliance with all of its financial covenants throughout 2009.

Cash provided by operating activities during 2008 and 2007 was $547 million and $329 million, respectively. Cash flow from operating activities increased primarily due to higher derivatives income, business interruption insurance proceeds, and from changes in working capital during 2008 compared to 2007. Cash flow from operating activities prior to changes in assets and liabilities (a non-GAAP measure frequently used by research analysts) was $467 million for 2008, compared to $384 million for 2007. A non-GAAP reconciliation is provided near the end of this press release.

During 2008, ATP closed two transactions for the sale of reserves for $472 million, representing 11 MMBoe of proved reserves. The first sale, which closed during June 2008, was for 1.0 MMBoe of proved reserves in the form of a 15% limited-term overriding royalty interest for $82 million. The second sale was for 80% of our net interests in the Tors and Wenlock fields located in the U.K. sector of the North Sea for GBP 265 million, or approximately $390 million ($399 million before transaction costs). The transaction closed during December 2008. The two transactions reflect an average in-place sales price of $42.03 per Boe.

Cash paid for acquisition and development of oil and gas properties for 2008 was $918 million, including $43 million of capitalized interest, compared to $849 million for 2007. Offsetting this amount in 2008 was the $472 million of asset sales proceeds previously discussed. Capital expenditures for 2009 are currently estimated to be between $300 million and $500 million. Since ATP operates essentially all of its properties under development, ATP has the flexibility to adjust capital spending plans and development activities. ATP anticipates funding its capital program in 2009 from cash on hand and cash generated from operations. ATP is actively pursuing the sale of partial interests in selected assets and, if successful, will further reduce its debt and potentially revise its development plans and budgets during the year.

During the fourth quarter of 2008, ATP recognized a $98 million gain on derivatives, largely from restructuring a portion of its commodity price hedges. An updated schedule of our current commodity price hedges as of March 2, 2009 is provided near the end of this press release.

On Friday February 27, 2009, ATP and GE Energy Financial Services (GE) jointly announced an infrastructure partnership. GE will invest $150 million for a 49% stake in the limited partnership, which will own the ATP Innovator. ATP will hold the remaining 51% stake and act as managing partner. The transaction will be effective June 1, 2008 and will allow ATP exclusive use of the ATP Innovator. ATP remains operator and continues to hold a 100% working interest in the Gomez field and its oil and gas reserves.

During the second quarter of 2008, ATP amended the terms of its Senior Secured Credit Facility. The primary facility, $1,050 million, matures in July 2014. In addition, an asset sale facility of $600 million with a maturity of January 2011 was added to accommodate ATP’s announced asset monetization program. In December 2008, ATP retired $273 million of the asset sale facility in conjunction with the partial sale of the two North Sea properties noted above.

4th Quarter 2008 Conference Call

ATP management will host a conference call on Monday, March 2 at 3:00 pm Central Time to discuss the company’s year-end results followed by a Q&A session.

4th Quarter and Year-End 2008 Conference Call

Date: Monday, March 2, 2009

Time: 4:00 pm ET; 3:00 pm CT; 2:00 pm MT and 1:00 pm PT

ATP invites interested persons to listen to the live webcast on the company’s website at www.atpog.com. Phone participants should dial (800) 992-7415. A digital replay of the conference call will be available at (888) 203-1112, ID# 7548787, for a period of 24 hours beginning at 6:00 pm CT, and the webcast will be archived for 30 business days at www.atpog.com.

About ATP Oil & Gas Corporation

ATP Oil & Gas is focused on development and production of oil and natural gas in the Gulf of Mexico and the North Sea. The company trades publicly as ATPG on the NASDAQ Global Select Market. For more information about ATP Oil & Gas Corporation, visit www.atpog.com.

Forward-looking Statements

Certain statements included in this news release are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. ATP cautions that assumptions, expectations, projections, intentions, or beliefs about future events may, and often do, vary from actual results and the differences can be material. Some of the key factors which could cause actual results to vary from those ATP expects include changes in natural gas and oil prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as our ability to access them, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting our business. The SEC has generally permitted oil and gas companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We and our independent third party reservoir engineers use the term "probable" to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves. All estimates of reserves in this news release have been prepared by our independent third party engineers. More information about the risks and uncertainties relating to ATP's forward-looking statements is found in our SEC filings.

CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$214,993	$199,449
Restricted cash	-	13,981
Accounts receivable (net of allowances of $352 and $382)	93,915	127,891
Deferred tax assets	39,150	84,110
Derivative assets	15,366	1,286
Other current assets	11,954	15,934
Total current assets	375,378	442,651

Oil and gas properties:
Oil and gas properties (using the successful efforts method of accounting)	2,817,020	2,556,938
Less: Accumulated depletion, impairment and amortization	(944,817)	(726,358)
Oil and gas properties, net	1,872,203	1,830,580

Furniture and fixtures, net	470	860
Derivative assets	-	673
Deferred financing costs, net	13,493	19,873
Other assets, net	14,066	12,496
Total assets	$2,275,610	$2,307,133

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accruals	$277,914	$270,557
Current maturities of long-term debt	10,500	12,165
Asset retirement obligation	32,854	28,194
Derivative liabilities	8,114	11,335
Other current liabilities	9,537	23,512
Total current liabilities	338,919	345,763

Long-term debt	1,356,130	1,391,846
Asset retirement obligation	99,254	158,577
Deferred tax liabilities	101,953	85,256
Derivative liabilities	1,194	13,242
Deferred revenue	59,229	-
Other liabilities	2,582	2,583
Total liabilities	1,959,261	1,997,267

Shareholders' equity:
Preferred stock: $0.001 par value	-	-
Common stock: $0.001 par value	36	36
Additional paid-in capital	400,334	388,250
Retained earnings (accumulated deficit)	29,644	(92,061)
Accumulated other comprehensive income (loss)	(112,754)	14,552
Treasury stock, at cost	(911)	(911)
Total shareholders' equity	316,349	309,866
Total liabilities and shareholders' equity	$2,275,610	$2,307,133

CONSOLIDATED INCOME STATEMENTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Oil and gas revenues	$48,630	$205,684	$584,823	$599,324
Other revenues	32,309	7,013	33,206	8,611
Total revenues	80,939	212,697	618,029	607,935

Costs and operating expenses:
Lease operating	18,085	29,367	91,196	91,693
Exploration	-	621	48	13,756
General and administrative	14,374	9,068	41,653	32,018
Depreciation, depletion and amortization	24,337	87,749	246,434	247,378
Impairment of oil and gas properties	125,059	24,544	125,059	34,342
Accretion of asset retirement obligation	2,774	3,098	15,566	12,117
Loss on abandonment	10,980	18,270	13,289	18,649
Gain on disposal of properties	(119,233)	-	(119,233)	-
Other, net	160	(1,637)	(99)	(3,706)
Total costs and operating expenses	76,536	171,080	413,913	446,247
Income from operations	4,403	41,617	204,116	161,688

Other income (expense):
Interest income	525	1,656	3,476	7,603
Interest expense	(21,760)	(33,761)	(100,729)	(121,302)
Derivatives income	98,222	-	89,035	-
Loss on debt extinguishment	-	-	(24,220)	-
Total other income (expense), net	76,987	(32,105)	(32,438)	(113,699)

Income before income taxes	81,390	9,512	171,678	47,989
Income tax (expense) benefit:
Current	1,679	(353)	(1,969)	1,179
Deferred	(32,912)	3,581	(48,004)	(548)
Total	(31,233)	3,228	(49,973)	631

Net income	$50,157	$12,740	$121,705	$48,620

Net income per share:
Basic	$1.41	$0.39	$3.43	$1.58
Diluted	$1.41	$0.38	$3.39	$1.55

Weighted average shares outstanding:
Basic	35,506	32,967	35,457	30,793
Diluted	35,608	33,472	35,868	31,301

CONSOLIDATED CASH FLOW DATA
(In Thousands)
(Unaudited)

	Year Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net income	$121,705	$48,620
Adjustments to operating activities	345,099	335,237
Changes in assets and liabilities	80,163	(54,469)
Net cash provided by operating activities	546,967	329,388

Cash flows from investing activities:
Additions to oil and gas properties	(917,523)	(849,491)
Additions to furniture and fixtures	(170)	(348)
Proceeds from disposition of oil and gas properties	471,846	650
Decrease in restricted cash	13,837	14,096
Net cash used in investing activities	(432,010)	(835,093)

Cash flows from financing activities:
Proceeds from long-term debt	1,639,750	574,500
Principal payments of long-term debt	(1,680,190)	(244,287)
Deferred financing costs	(15,523)	(14,148)
Issuance of common stock, net of related costs	-	226,706
Principal payments of capital lease	-	(23,950)
Net profits interest payments	(13,397)	-
Exercise of stock options	33	2,974
Net cash provided by (used in) financing activities	(69,327)	521,795

Effect of exchange rate changes on cash	(30,086)	767

Net increase in cash and cash equivalents	15,544	16,857
Cash and cash equivalents, beginning of period	199,449	182,592

Cash and cash equivalents, end of period	$214,993	$199,449

Reconciliation of Non-GAAP Cash Flow Measures
(In Thousands)
(Unaudited)

	Year Ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net income	$121,705	$48,620
Adjustments to operating activities	345,099	335,237
Pro forma cash flows from operating activities before changes in assets and liabilities	466,804	383,857
Changes in assets and liabilities	80,163	(54,469)
Net cash provided by operating activities	$546,967	$329,388

Hedges, Derivatives and Fixed Price Contracts
	2009					2010
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
Gulf of Mexico
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	2,700	1,815	1,830	1,830	8,175
Price ($/MMBtu)	$8.63	$7.56	$7.57	$8.10	$8.04

Puts
Crude Oil
Volumes (MBbls)		455	460	460	1,375	90	91	92	92	365
Floor Price ($/Bbl)		$29.75	$29.75	$29.75	$29.75	$24.70	$24.70	$24.70	$24.70	$24.70

North Sea
Fixed Forwards & Swaps
Natural Gas
Volumes (MMMBtu)	867	455	460	1,219	3,001	450				450
Price ($/MMBtu)(1)	$6.55	$5.29	$5.29	$6.02	$5.95	$6.65				$6.65

The above are ATP's outstanding financial and physical commodity contracts.
Additional hedges, derivatives and fixed price contracts, if any, will be announced during the year.
(1) Assumes $1.43 to GBP 1.00 currency translation rate.

CONTACT:
ATP Oil & Gas Corporation, Houston
T. Paul Bulmahn, 713-622-3311
Chairman and CEO
or
Albert L. Reese Jr., 713-622-3311
Chief Financial Officer
www.atpog.com